Exhibit 10.25

January 22, 2004

Mr. Shiv Kumar

43 Strawberry Patch Lane

Stamford, CT 06903

Re: Employment Offer Letter

Dear Mr. Kumar:

We are pleased to offer you the position of Chief Sales and Marketing Officer with Exlservice.com, Inc.; (referred to hereafter “Exlservice”). You will be responsible for the Sales, Business Development and Client management functions on a global basis and also manage the company’s worldwide marketing activities for Exlservice. It is also expected that there would be close interaction between your team and the operations function. In this position, you will be based in New York and report to Rohit Kapoor, President and CFO.

The annual salary for this position is $200,000.00 (Two hundred thousand dollars only), payable as per the company’s payroll period, the 15th and 30th of each month. Your start date of work with Exlservice will be March 1, 2004. This offer is not to be considered a contract guaranteeing employment for any specific duration. As an at-will employee, both you and the company have the right to terminate employment at any time.

Simultaneously, you will be an employee of Epix and required to sign Epix’s new hire and benefits package. Epix handles the administrative responsibilities for employment related issues such as payroll and benefits, while Exlservice handles the day-to-day activities related to its core business.

Incentive Compensation: Your incentive compensation is structured as follows:

1.	Based upon the company’s meeting its goals and after completing one year of uninterrupted service by you, you will be paid a one-time “Committed Cash Bonus” of $35,000 in March 2005.

2.	You will also be entitled to a “Targeted Bonus” of $115,000 with no cap, subject to a management approved performance matrix. The terms and conditions of this performance matrix shall be implemented after the start of your employment.

Exlservice Inc.

350 Park Avenue, 10th floor

New York NY 10022

Tel: 212-872 1417    Fax: 212-872 1524

The expectation is that at a target your total “Targeted Bonus along with your “Committed Cash Bonus” could represent 75% of your base salary. While the actual bonus could be higher or lower than 75% based upon actual performance.

Stock Options: You will be eligible for stock options grants subject to the approval of the Board of Directors as follows:

a)	Option to acquire 30,000 shares upon joining as per terms defined in the stock option letter

Annual performance reviews will be conducted to assess professional development opportunities as well as adjustment to your salary.

Benefits: As an Exlservice’s employee, you will be eligible to participate in the health, dental, vision, life insurance and disability plans. You will become eligible for this plan upon 60 days of joining. Exlservice will reimburse you upto $700.00 per month for your medical benefit coverage until you become eligible to participate in the company’s medical benefit program.

You will also be eligible to participate in the company’s 401 (K) plan as applicable. You can save up to 7% of your eligible compensation (subject to IRS maximum limits) through pretax payroll deduction.

Vacation and Sick Leave: You will be entitled to four weeks accrued vacations per calendar year as stated in your employee New Hire package from Epix. Refer to your Epix’s employees’ package.

Business Expenses: Exlservice will pay for or reimburse authorized and proper business related expenses that you may incur in discharging your duties.

Proprietary Information Agreement: Prior to commencement of employment, you will be required to execute an employment agreement with Exlservice/Epix including proprietary information non-disclosure and non-compete provisions. This employment agreement, when signed, will supersede any prior written or oral representation or agreements.

Outside Employment: Your position with Exlservice is a full time responsibility requiring your full loyalty and dedication. So that you can do your best, we require you do not work for another employer while still employed with Exlservice. Furthermore, Exlservice prohibits its employees from working for or investing money in any competitor of Exlservice or conducting their own business in competition with Exlservice whether during Exlservice working hours or after Exlservice work hours

Please contact your supervisor if you are unsure as to whether any work you perform is in competition with Exlservice. Furthermore, should you need to engage in any outside business activity, you would need to get written approval from your supervisor.

Exlservice Inc.

350 Park Avenue, 10th floor

New York NY 10022

Tel: 212-872 1417    Fax: 212-872 1524

On you first day of employment you will be provided with information regarding company’s policies and general employment conditions. To fulfill federal identification requirements, you should bring documentation to support your identity and eligibility to work in the United States. Please contact Exlservice HR administrator for specifics.

Shiv, we hope this job offer demonstrates our commitment to create a flexible and successful partnership that works for both of us. The job deserves and requires great commitment from someone of your caliber. I am confident that with you on the team we can accomplish great heights, both now and in the future.

To indicate your acceptance of the company’s offer, please sign and date this letter in the space provided below, and return it to me before January 30, 2004.

Regards,

/s/ Rohit Kapoor
Rohit Kapoor	Vikram Talwar
President & CFO	CEO & Vice-Chairman

Accepted:

/s/ Shiv Kumar	1/29/04
Shiv Kumar	Date:
Chief Sales and Marketing Officer

Exlservice Inc.

350 Park Avenue, 10th floor

New York NY 10022

Tel: 212-872 1417    Fax: 212-872 1524

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